Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (April 27, 2022) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2022. Key results include:
•Total revenues increased 6% to $6.2 billion in comparison to the first quarter of 2021, resulting from 2% growth in global product sales and increased Other Revenue from our COVID-19 manufacturing collaboration.
◦Volumes grew double-digits for a number of products including Repatha® (evolocumab), Prolia® (denosumab) and EVENITY® (romosozumab-aqqg).
•GAAP earnings per share (EPS) decreased 5% to $2.68 driven by a decrease in other (expense) income, net, partially offset by increased revenues and lower weighted-average shares outstanding. The decrease in other (expense) income, net, was primarily driven by net losses recognized on our strategic equity investments in the current year compared with net gains recognized in the prior year.
◦GAAP operating income increased 17% to $2.5 billion, and GAAP operating margin increased 5.5 percentage points to 43.6%.
•Non-GAAP EPS increased 15% to $4.25, driven by increased revenues and lower weighted-average shares outstanding.
◦Non-GAAP operating income increased 10% to $3.1 billion, and non-GAAP operating margin increased 3.6 percentage points to 54.8%.
•The Company generated $2.0 billion of free cash flow for the first quarter versus $1.9 billion in the first quarter of 2021.
•2022 total revenues guidance reaffirmed at $25.4-$26.5 billion; EPS guidance revised to $12.53-$13.58 on a GAAP basis, and reaffirmed at $17.00-$18.00 on a non-GAAP basis.
•Amgen will vigorously contest the adjustments and penalties proposed by the Internal Revenue Service (IRS) for the 2010-15 period as discussed in more detail on pages 7-8 of this release. Amgen is confident in its position in the dispute, and in the level of reserves the Company has established.

"We achieved strong, volume-driven growth in the quarter, while launching two very promising first-in-class medicines," said Robert A. Bradway, chairman and chief executive officer. "We are also advancing a robust pipeline with data for several mid-to-late stage candidates expected during the year."

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q1 ’22	Q1 ’21	YOY Δ
Total Revenues	$6,238	$5,901	6%
GAAP Operating Income	$2,500	$2,129	17%
GAAP Net Income	$1,476	$1,646	(10%)
GAAP EPS	$2.68	$2.83	(5%)
Non-GAAP Operating Income	$3,140	$2,864	10%
Non-GAAP Net Income	$2,343	$2,150	9%
Non-GAAP EPS	$4.25	$3.70	15%
Dividends Paid Per Share	$1.94	$1.76	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.
Product Sales Performance
Total product sales increased 2% for the first quarter of 2022 versus the first quarter of 2021. Unit volumes grew 9%, offset by 7% lower net selling price and 2% negative impact from foreign exchange, and sales in the first quarter benefited 2% ($110 million) from year-over-year favorable changes to estimated sales deductions. Consistent with prior years, Enbrel® (etanercept) and Otezla® (apremilast) followed the pattern of lower Q1 sales relative to the remainder of the year due to the impact of benefit plan changes, insurance reverifications and increased co-pay expenses as U.S. patients work through deductibles.

COVID-19 continued to affect our business around the world in the first quarter. In March and April, we have seen the impact of the pandemic recede in the U.S., which has led to improved demand patterns and allowed us to engage in increased field-facing activities.

General Medicine
•Prolia sales increased 12% year-over-year for the first quarter, driven by 10% volume growth and higher net selling price.

•EVENITY sales increased 59% year-over-year to a record $170 million for the first quarter, driven by strong volume growth across our markets. U.S. sales grew 93% year-over-year, driven by 79% volume growth.

•Repatha sales increased 15% year-over-year for the first quarter, driven by 49% volume growth partially offset by lower net selling price. Sales grew 19% in the U.S., driven by 41% volume growth partially offset by lower net selling prices resulting from higher rebates to support and expand access for patients. Sales grew 12% outside the U.S., with 57% volume growth partially offset by lower net selling price primarily driven by the inclusion of Repatha on China’s National Reimbursement Drug List as of January 1, 2022. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 1 million patients treated since launch.

•Aimovig® (erenumab-aooe) sales increased 53% year-over-year for the first quarter, driven by favorable changes to estimated sales deductions and higher net selling price, partially offset by a 4% decline in volume.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Inflammation
•TEZSPIRE™ (tezepelumab-ekko) generated sales of $7 million for the first quarter. TEZSPIRE has been well received by prescribers, with initial adoption by both allergists and pulmonologists. Healthcare providers have welcomed the product’s novel approach to treating the approximately 2.5 million worldwide patients with severe asthma who are uncontrolled or biologic eligible, without any phenotypic and biomarker limitation.

•Otezla® (apremilast) sales decreased 5% year-over-year for the first quarter, primarily driven by lower net selling price and lower inventory levels, partially offset by 7% volume growth. In the U.S., we saw strengthening of the market, with Otezla remaining the market share leader among patients who are new to systemic agents for psoriasis. U.S. sales were impacted in the first quarter as both wholesalers and specialty pharmacies reduced inventory levels. Otezla sales in the U.S. were also impacted by price declines in the first quarter, driven primarily by enhancements to our co-pay and patient assistance programs to support new patients starting treatment as well as additional rebates to improve the quality of coverage. Going forward, we expect continued strong volume growth and lower year-over-year price erosion for the remaining quarters of 2022.

•Enbrel® (etanercept) sales decreased 7% year-over-year for the first quarter, driven by declines in net selling price and inventory levels. Year-over-year volume remained flat in the first quarter, supported by Enbrel's long track record of efficacy and safety.

•AMGEVITA™ (adalimumab) sales increased 2% year-over-year for the first quarter, driven by 16% volume growth, partially offset by foreign exchange impact and lower net selling price resulting from increased competition. AMGEVITA continues to be the most prescribed adalimumab biosimilar in Europe.

Hematology-Oncology
•LUMAKRAS®/LUMYKRAS™ (sotorasib) generated $62 million of sales for the first quarter, representing 38% quarter-over-quarter growth. In the U.S., LUMAKRAS has been prescribed to approximately 2,500 patients by over 1,500 physicians in both academic and community settings. Outside the U.S., LUMYKRAS has now been approved in nearly 40 countries around the world, with recent reimbursement approvals in the United Kingdom and Japan.

•KYPROLIS® (carfilzomib) sales increased 14% year-over-year for the first quarter, driven by 13% volume growth.

•XGEVA® (denosumab) sales increased 7% year-over-year for the first quarter, driven by favorable changes to estimated sales deductions and higher net selling price, partially offset by a 2% decline in volume growth.

•Vectibix® (panitumumab) sales increased 5% year-over-year for the first quarter, driven by volume growth in ex-U.S. markets. Vectibix remains the EGFR (epidermal growth factor receptor) inhibitor of choice across all lines of therapy.

•Nplate® (romiplostim) sales increased 17% year-over-year for the first quarter, driven by 7% volume growth and favorable changes to estimated sales deductions.

•BLINCYTO® (blinatumomab) sales increased 29% year-over-year for the first quarter, driven by volume growth.

•MVASI® sales decreased 17% year-over-year for the first quarter, primarily driven by lower net selling price that was partially offset by 13% volume growth. In the U.S., MVASI continues to hold

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

leading volume share with 49% of the bevacizumab segment in the quarter. For the full-year, we expect continued net selling price erosion and volume declines driven by increased competition and Average Selling Price (ASP) erosion.

•KANJINTI® (trastuzumab-anns) sales decreased 40% year-over-year for the first quarter, primarily driven by declines in net selling price and volume. In the U.S., KANJINTI continues to hold leading volume share with 39% of the trastuzumab segment in the quarter. Going forward, we expect continued net selling price deterioration and volume declines driven by increased competition and ASP erosion.

Established Products
•Total sales of our established products, which include Neulasta® (pegfilgrastim), NEUPOGEN® (filgrastim), EPOGEN® (epoetin alfa), Aranesp® (darbepotein alfa), Parsabiv® (etelcalcetide), and Sensipar®/Mimpara™ (cinacalcet), decreased 12% year-over-year for the first quarter, primarily driven by lower net selling price and volume declines. In the aggregate, we expect the year-over-year net price and volume erosion for this portfolio of products to continue.
Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1 ’22			Q1 ’21	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$582	$270	$852	$758	12%
EVENITY®	110	60	170	107	59%
Repatha®	165	164	329	286	15%
Aimovig®	98	3	101	66	53%
TEZSPIRE™	7	—	7	—	*
Otezla®	350	101	451	476	(5%)
Enbrel®	843	19	862	924	(7%)
AMGEVITA™	—	108	108	106	2%
LUMAKRAS®/LUMYKRAS™	48	14	62	—	*
KYPROLIS®	196	91	287	251	14%
XGEVA®	368	134	502	468	7%
Vectibix®	85	116	201	191	5%
Nplate®	156	110	266	227	17%
BLINCYTO®	79	59	138	107	29%
MVASI®	168	76	244	294	(17%)
KANJINTI®	80	16	96	161	(40%)
Neulasta®	304	44	348	482	(28%)
NEUPOGEN®	23	15	38	34	12%
EPOGEN®	120	—	120	125	(4%)
Aranesp®	137	221	358	355	1%
Parsabiv®	57	29	86	79	9%
Sensipar®/Mimpara™	4	16	20	23	(13%)
Other products**	57	28	85	72	18%
Total product sales	$4,037	$1,694	$5,731	$5,592	2%

* Change in excess of 100%
** Other products includes Corlanor®, GENSENTA, IMLYGIC®, AVSOLA®, Bergamo, and RIABNI™

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 1%. Cost of Sales margin increased 0.6 percentage points primarily driven by manufacturing cost, including COVID-19 antibody manufacturing, and increased royalties and profit share, partially offset by lower amortization expenses from acquisition-related assets. Research & Development (R&D) expenses decreased 1%. The first quarter of 2021 included $53 million related to the Rodeo Therapeutics acquisition. Selling, General & Administrative (SG&A) expenses decreased 2%.
•Operating Margin as a percentage of product sales increased 5.5 percentage points to 43.6%.
•Tax Rate increased 0.5 percentage points primarily driven by current year net unfavorable items compared to last year partially offset by changes in earnings mix.
On a non-GAAP basis:
•Total Operating Expenses increased 2%. Cost of Sales margin increased 1.1 percentage points primarily driven by manufacturing cost, including COVID-19 antibody manufacturing, and increased royalties and profit share. R&D expenses decreased 1%. The first quarter of 2021 included $53 million related to the Rodeo Therapeutics acquisition. SG&A expenses decreased 1%.
•Operating Margin as a percentage of product sales increased 3.6 percentage points to 54.8%.
•Tax Rate increased 0.5 percentage points primarily driven by current year net unfavorable items compared to last year partially offset by changes in earnings mix.

$Millions, except percentages	GAAP			Non-GAAP
	Q1 ’22	Q1 ’21	YOY Δ	Q1 ’22	Q1 ’21	YOY Δ
Cost of Sales	$1,561	$1,490	5%	$951	$867	10%
% of product sales	27.2%	26.6%	0.6 pts.	16.6%	15.5%	1.1 pts.
Research & Development	$959	$967	(1%)	$934	$944	(1%)
% of product sales	16.7%	17.3%	(0.6) pts.	16.3%	16.9%	(0.6) pts.
Selling, General & Administrative	$1,228	$1,254	(2%)	$1,213	$1,226	(1%)
% of product sales	21.4%	22.4%	(1.0) pts.	21.2%	21.9%	(0.7) pts.
Other	$(10)	$61	(116%)	$—	$—	NM
Total Operating Expenses	$3,738	$3,772	(1%)	$3,098	$3,037	2%

Operating Margin
operating income as % of product sales	43.6%	38.1%	5.5 pts.	54.8%	51.2%	3.6 pts.

Tax Rate	11.9%	11.4%	0.5 pts.	14.1%	13.6%	0.5 pts.

pts: percentage points
NM: not meaningful

Cash Flow and Balance Sheet
•The Company generated $2.0 billion of free cash flow in the first quarter of 2022 versus $1.9 billion in the first quarter of 2021.
•The Company’s first quarter 2022 dividend of $1.94 per share was declared on December 3, 2021, and was paid on March 8, 2022, to all stockholders of record as of February 15, 2022, representing a 10% increase from 2021.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

•On February 24, 2022, the Company entered into Accelerated Stock Repurchase (ASR) agreements to repurchase an aggregate of up to $6 billion of the Company's common stock with an initial 23.3 million shares received and retired. The final number of shares to be repurchased by the Company under the ASR will be based on the daily volume-weighted average stock price of the Company's common stock, subject to the terms of the ASR agreements. In total, the Company repurchased 24.6 million shares of common stock at a total cost of $6.3 billion during the first quarter of 2022, including shares received under the ASR agreements.
•Cash and investments totaled $6.5 billion and debt outstanding totaled $36.9 billion as of March 31, 2022.

$Billions, except shares	Q1 ’22	Q1 ’21	YOY Δ
Operating Cash Flow	$2.2	$2.1	$0.1
Capital Expenditures	$0.2	$0.2	$0.0
Free Cash Flow	$2.0	$1.9	$0.0
Dividends Paid	$1.1	$1.0	$0.1
Share Repurchases	$6.3	$0.9	$5.4
Average Diluted Shares (millions)	551	581	(30)

Note: Numbers may not add due to rounding

$Billions	3/31/22	12/31/21	YTD Δ
Cash and Investments	$6.5	$8.0	$(1.5)
Debt Outstanding	$36.9	$33.3	$3.5

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

2022 Guidance
For the full year 2022, the Company now expects:
•Total revenues in the range of $25.4 billion to $26.5 billion.
•On a GAAP basis, EPS in the range of $12.53 to $13.58 and a tax rate in the range of 10.5% to 12.0%.
•On a non-GAAP basis, EPS in the range of $17.00 to $18.00 and a tax rate in the range of 13.5% to 14.5%.
•Capital expenditures to be approximately $950 million.
•Share repurchases in the range of $6.0 billion to $7.0 billion.

U.S. Tax Petition
On April 18, 2022, Amgen received a notice of deficiency from the IRS for the 2013-2015 period proposing adjustments primarily related to the allocation of profits between certain of the Company’s entities in the United States and the U.S. territory of Puerto Rico similar to those previously proposed by the IRS for the 2010-2012 period. This notice seeks to increase Amgen’s U.S. taxable income for the 2013-2015 period by an amount that would result in additional federal tax of approximately $5.1 billion, plus interest. In addition, the notice proposes penalties of approximately $2 billion.

Amgen firmly believes that the adjustments proposed by the IRS for the 2010-2015 period and the penalties proposed by the IRS for the 2013-2015 period are without merit:

•Puerto Rico is the site of the Company’s flagship manufacturing complex responsible for the majority of Amgen’s global manufacturing. Amgen has had a substantial manufacturing presence in Puerto Rico for 30 years, and the Company’s Puerto Rico subsidiary produces sophisticated biologic medicines for millions of patients around the world. The many valuable contributions of the Company’s Puerto Rico subsidiary include the effort and expertise of its 2,400 highly skilled staff members, the nearly $4 billion in capital investments it has made on the Island, the valuable assets it possesses, and the significant risks it has assumed in connection with its business. It is through these investments that Amgen has been able to meet the needs of every patient, every time.

•Amgen’s allocation of profit between its U.S. and Puerto Rico entities appropriately recognizes the key contributions made by the Company’s Puerto Rico subsidiary. The IRS position fails to adequately account for the importance of these value drivers. The proposed adjustments would result in Amgen’s Puerto Rico subsidiary earning little or no profit from its operations despite the value of and risk associated with its contributions.

•The IRS audited Amgen at length for many years on the allocation of profit between the U.S. and Puerto Rico. These audits were resolved through agreements with the IRS, resulting in no financial statement detriment to the Company. Refer to Footnote 5, Income Taxes, in Amgen’s 2007 and 2008 Form 10-K filings, and Footnote 4, Income Taxes, in Amgen’s 2012 and 2013 Form 10-K filings.

Further, the amount of the adjustments proposed by the IRS for the 2010-2015 period overstates by billions of dollars the magnitude of the dispute:

•Amgen believes, based upon the positions advanced by the IRS, that the IRS adjustments for the 2010-2015 period are overstated by approximately $2 billion due to the IRS failure to account for certain income and expenses. Amgen has reported its income and expenses in a consistent

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

manner for many years and the IRS has appropriately accounted for the Company’s income and expenses in all prior audits.

•Any additional tax that could be imposed for the 2010-2015 period would be reduced by up to approximately $3.1 billion of repatriation tax previously accrued with respect to the Company’s Puerto Rico earnings.

•Amgen previously made advance tax deposits to the IRS totaling $1.1 billion for the 2010-2015 period. These deposits would further reduce any additional cash tax that could be imposed.

In addition, Amgen believes the IRS assertion of approximately $2 billion in penalties for the 2013-2015 period is wholly unwarranted. Amgen has applied a consistent transfer pricing methodology since 2002, has documented that transfer pricing methodology as required under relevant tax regulations, and has extensively discussed that methodology with the IRS across multiple tax audits over multiple years. The IRS has never previously proposed transfer pricing penalties.

Amgen believes that the Company has appropriate tax reserves. The Company filed a petition in the U.S. Tax Court in July 2021 to contest the adjustments previously proposed for the 2010-2012 period and plans to file another petition in the U.S. Tax Court to contest the adjustments proposed in the notice for the 2013-2015 period. Amgen will seek consolidation of the two periods into one case in Tax Court. The dispute is expected to take several years to resolve.

The IRS is currently auditing the 2016-2018 period. Amgen expects the audit to continue for several years, and it is possible the 2010-2015 dispute will be resolved before the conclusion of the 2016-2018 audit and administrative appeals process. Any transfer pricing adjustments the IRS may propose for this period will be lessened by the change in tax rates resulting from the 2017 tax reform law, which reduced the difference between the tax rates applicable in the U.S. and Puerto Rico by approximately two thirds beginning in 2018.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

Inflammation

TEZSPIRE
•In February, data were presented at the American Academy of Allergy, Asthma, and Immunology Annual meeting that demonstrated reductions in the annualized asthma exacerbation rate across biomarker subgroups of patients with severe asthma and consistent efficacy throughout the year, regardless of season.
•The WAYFINDER Phase 3b study, designed to demonstrate a reduction in oral corticosteroid use in adult participants with severe asthma on long-term oral corticosteroid therapy, was initiated.
•The PASSAGE Phase 4 real-world effectiveness study was initiated in adult and adolescent participants with severe asthma, including underrepresented populations such as Black Americans, smokers and patients with asthma-chronic obstructive pulmonary disease overlap.
•A Phase 3 study continues to enroll patients with chronic rhinosinusitis with nasal polyps.
•Planning is underway for a Phase 3 study in patients with eosinophilic esophagitis.
•A Phase 2b study continues to enroll patients with chronic spontaneous urticaria.
•A Phase 2 study continues to enroll patients with chronic obstructive pulmonary disease.

Otezla
•In March, data were presented at the American Academy of Dermatology Association meeting. Among others, the Company presented new results from both the ADVANCE and PROMINENT Phase 3 studies reinforcing the efficacy of Otezla in patients with mild to moderate plaque psoriasis, and results from the Phase 2 Japanese trial (PPP-001) in palmoplantar pustulosis

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

(PPP). Results from PPP-001 indicated that Otezla was associated with statistically significant improvements in the primary endpoint and all secondary endpoints vs. placebo.
•In March, a Phase 3 study for the treatment of Japanese patients with PPP was initiated.

Rocatinlimab (AMG 451 / KHK4083)
•Phase 3 planning continues for rocatinlimab, an anti-OX40 monoclonal antibody being investigated in patients with heterogeneous moderate to severe atopic dermatitis.
•Rocatinlimab binds activated pathogenic T-cells expressing OX40. Through its unique mechanism of action, rocatinlimab inhibits and prevents the expansion of activated pathogenic T-cells, and reduces their number.
•Initiation of the comprehensive ROCKET Phase 3 program is anticipated in mid-2022.

Rozibafusp alfa (AMG 570)
•A Phase 2b study of rozibafusp alfa, an antibody-peptide conjugate that simultaneously blocks inducible T-cell costimulatory ligand (ICOSL) and B-cell activating factor (BAFF) activity, continues to enroll patients with systemic lupus erythematosus (SLE).

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin-2 (IL-2) mutein Fc fusion protein, continues to enroll patients with SLE while a Phase 2 study continues to enroll patients with ulcerative colitis.

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15 (IL-15), continues to enroll patients with nonresponsive celiac disease.

Oncology

LUMAKRAS/LUMYKRAS
•LUMAKRAS/LUMYKRAS is now approved in nearly 40 countries for the treatment of adults with advanced non-small cell lung cancer (NSCLC) with KRAS G12C mutation and who have progressed after at least one prior line of systemic therapy. Regulatory reviews continue in other jurisdictions.
•In April, data were presented at the American Association for Cancer Research annual meeting on the long-term outcomes from a two-year analysis of the CodeBreak 100 trial in patients with KRAS G12C-mutated advanced NSCLC. These data showed that 32.5% of patients were still alive at two years and that prolonged tumor response was also observed with a 40.7% objective response rate by central review. There were no new safety signals reported over the course of this 2-year follow-up analysis.
•In February, data were presented at the American Society of Clinical Oncology plenary series demonstrating a centrally confirmed objective response rate of 21% and disease control rate of 84% in 38 patients with heavily pre-treated advanced pancreatic cancer. The Company continues to explore the benefit of LUMAKRAS in this setting.
•Initial data from cohorts exploring LUMAKRAS in combination with the anti-programmed cell death 1 protein (PD-1) antibody pembrolizumab in patients with KRAS G12C-mutated NSCLC were submitted to a medical congress taking place in the late summer.
•Initial data from cohorts exploring LUMAKRAS in combination with the Src homology-2 domain-containing protein tyrosine phosphatase-2 (SHP2) inhibitor RMC-4630 from Revolution Medicines in patients with KRAS G12C-mutated NSCLC were submitted to a medical congress taking place in the late summer.
•Top-line results from the event-driven, confirmatory Phase 3 study comparing LUMAKRAS to docetaxel in patients with KRAS G12C-mutated advanced NSCLC are expected in Q3-2022.
•Top-line results from a study comparing the 960 mg/day dose of LUMAKRAS with a lower dose of 240 mg/day in patients with KRAS G12C-mutated advanced NSCLC are expected in Q4-2022.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

•A Phase 2 study in first-line patients with KRAS G12C-mutated NSCLC whose tumors express serine/threonine kinase 11 (STK11) mutations and/or less than 1% programmed death-ligand 1 continues to enroll.
•A Phase 3 study of LUMAKRAS in combination with Vectibix in third-line KRAS G12C-mutated colorectal cancer is enrolling patients.

Bemarituzumab
•A Phase 3 study (FORTITUDE-101) of bemarituzumab, a fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody plus chemotherapy, versus placebo plus chemotherapy in first-line gastric cancer with FGFR2b overexpression continues to enroll patients.
•A Phase 1b/3 study (FORTITUDE-102) of bemarituzumab plus chemotherapy and nivolumab versus chemotherapy and nivolumab in first-line gastric cancer with FGFR2b overexpression continues to enroll patients.
•A Phase 1b study (FORTITUDE-103) of bemarituzumab plus oral chemotherapy regimens in first-line gastric cancer with FGFR2b overexpression was initiated.
•A Phase 1b study (FORTITUDE-201) of bemarituzumab monotherapy and in combination with docetaxel is enrolling patients with squamous NSCLC with FGFR2b overexpression.
•Planning is underway for a signal-seeking basket study in other solid tumors.

Tarlatamab (AMG 757)
•DeLLphi-301, a potentially registrational Phase 2 study of tarlatamab, an HLE BiTE molecule targeting delta-like ligand 3 (DLL3), for the treatment of relapsed/refractory small cell lung cancer (SCLC) after two or more prior lines of treatment continues to enroll patients.
•A Phase 1b study of tarlatamab in combination with AMG 404 continues to enroll patients with second-line or later SCLC.
•DeLLphi-303, a Phase 1b study, testing tarlatamab in combination with standard of care in first-line SCLC, is on track to start enrolling patients this quarter.
•Updated exploration and first expansion Phase 1 data of tarlatamab in patients with relapsed/refractory SCLC were submitted to a medical congress taking place in late summer.
•A Phase 1b study of tarlatamab continues to enroll patients with de novo or treatment emergent neuroendocrine prostate cancer.

Acapatamab (AMG 160)
•Data continue to mature in a dose-expansion cohort of acapatamab, a half-life extended (HLE) BiTE molecule targeting prostate-specific membrane antigen (PSMA) for the treatment of patients with metastatic castrate-resistant prostate cancer (mCRPC). Decision-enabling data are expected in H1 2022.
•A master protocol evaluating combinations with acapatamab continues to enroll patients with earlier-line mCRPC.

AMG 340
•A Phase 1 dose-escalation study of AMG 340, a lower T-cell affinity BiTE molecule targeting PSMA, is enrolling patients with mCRPC.

AMG 509
•A Phase 1 dose-escalation study of AMG 509, a bi-specific molecule targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) continues to enroll patients with mCRPC.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a novel small-molecule methylthioadenosine (MTA) cooperative protein arginine methyltransferase 5 (PRMT5) molecular glue, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

AMG 330
•Development of AMG 330, a BiTE molecule targeting CD33, being investigated for the treatment of acute myeloid leukemia (AML) has been discontinued based on the overall benefit:risk profile observed and the Company's on-going efforts to prioritize programs with the greatest potential benefit to AML patients. These on-going programs include AMG 176, a small-molecule inhibitor of myeloid cell leukemia 1 (MCL-1) and AMG 427, an HLE BiTE molecule targeting anti-fms-like tyrosine kinase 3 (FLT3).

General Medicine

Repatha
•In April, the Company announced results from two Repatha open label extension (OLE) studies (FOURIER-OLE) designed to assess the long-term safety and tolerability of Repatha in more than 6,600 high-risk adults with clinically evident atherosclerotic cardiovascular disease.
•In the OLE studies, patients received Repatha for approximately 5 years, with some patients receiving Repatha for up to 8.5 years in aggregate across the FOURIER and OLE studies.
•No new long-term safety findings were observed.
•Medically significant and sustained reduction in low-density lipoprotein cholesterol (LDL-C) levels were observed, with more than 85 percent of patients achieving an LDL-C level of <40 mg/dL during the OLE period.
•The results of these studies will be presented at an upcoming medical congress later this year.

Olpasiran (AMG 890)
•Top-line results from a Phase 2 study of olpasiran, a lipoprotein(a) (Lp(a)) small interfering RNA molecule, in subjects with elevated Lp(a), are expected in H1 2022. Presentation of results is expected at a medical congress in H2 2022.

AMG 133
•A Phase 1 study of AMG 133, a multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor, continues to enroll patients in the multidose portion of the study.

Biosimilars
•In April, the Company announced preliminary results from a Phase 3 study evaluating the efficacy and safety of ABP 654 compared to STELARA® (ustekinumab) in adult patients with moderate to severe plaque psoriasis. The study met the primary efficacy endpoint, demonstrating no clinically meaningful differences between ABP 654 and STELARA.
•A Phase 3 study to support an interchangeability designation in the U.S. for ABP 654 is ongoing.
•Phase 3 studies of ABP 938, an investigational biosimilar to EYLEA® (aflibercept), and ABP 959, an investigational biosimilar to SOLIRIS® (eculizumab), are on track, with data expected in 2022.
•A Phase 3 study to support an interchangeability designation in the U.S. for AMJEVITA™ (adalimumab-atto) is enrolling patients.

Environmental, Social & Governance Report Released Today

Amgen today released its latest Environmental, Social & Governance (ESG) report at amgen.com/responsibility, providing a comprehensive overview of the many ways the Company is building a better, healthier world. The report tracks the Company’s progress across four categories:

•Healthy People: Focusing on removing barriers that limit equitable access to healthcare so that people can live their healthiest lives. In 2021, for example, the Amgen Safety Net Foundation1 provided $2.2 billion2 of the Company’s medicines, at no cost, to uninsured or underinsured patients in the U.S.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

•Healthy Society: Working toward a more just society for our employees and the people we serve. In 2021, no-cost science education programs funded by the Amgen Foundation1 reached more than 27 million students and educators globally, helping to level the scientific playing field.
•Healthy Planet: Prioritizing sustainability and aiming to minimize our environmental impact. Amgen continued its progress in 2021 toward the goal of achieving carbon neutrality in our operations by 20273.
•Healthy Amgen: Holding ourselves to high standards in the Company’s operations – working to ensure that our actions and culture reflect Amgen values. In 2021, and again in 2022, Amgen added an ESG goal to our annual incentive plans to focus our entire Company on activities supporting achievement of our 2027 environment sustainability targets and to strengthen and improve the Company’s diversity, inclusion, and belonging efforts.

1 Amgen Safety Net Foundation and The Amgen Foundation, Inc. are separate legal entities entirely funded by Amgen.
2 Valued at Wholesale Acquisition Cost.
3 Carbon neutrality goal refers to Scope 1 and 2 emissions.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451 / KHK4083 is being developed in collaboration with Kyowa Kirin.
Ordesekimab formerly AMG 714 and also known as PRV-015 is being developed in collaboration with Provention Bio.
AMG 509 is being developed in collaboration with Xencor.
STELARA is a registered trademark of Janssen Pharmaceutica NV.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2022 and 2021, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2022 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2022 and 2021. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2021, Amgen was named one of the 25 World's Best Workplaces™ by Fortune and Great Place to Work™ and one of the 100 most sustainable companies in the world by Barron's.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., Generate Biomedicines, Inc., Arrakis Therapeutics, Inc., Plexium, Inc., or any collaboration to manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, or the Teneobio, Inc. acquisition, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2022	2021
Revenues:
Product sales	$5,731	$5,592
Other revenues	507	309
Total revenues	6,238	5,901

Operating expenses:
Cost of sales	1,561	1,490
Research and development	959	967
Selling, general and administrative	1,228	1,254
Other	(10)	61
Total operating expenses	3,738	3,772

Operating income	2,500	2,129

Other income (expense):
Interest expense, net	(295)	(285)
Other (expense) income, net	(530)	13

Income before income taxes	1,675	1,857

Provision for income taxes	199	211

Net income	$1,476	$1,646

Earnings per share:
Basic	$2.69	$2.85
Diluted	$2.68	$2.83

Weighted-average shares used in calculation of earnings per share:
Basic	548	577
Diluted	551	581

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$6,544	$8,037
Trade receivables, net	5,077	4,895
Inventories	4,411	4,086
Other current assets	2,488	2,367
Total current assets	18,520	19,385

Property, plant and equipment, net	5,142	5,184
Intangible assets, net	14,567	15,182
Goodwill	14,897	14,890
Other noncurrent assets	6,070	6,524
Total assets	$59,196	$61,165

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,042	$12,097
Current portion of long-term debt	844	87
Total current liabilities	12,886	12,184

Long-term debt	36,010	33,222
Long-term tax liabilities	6,652	6,594
Other noncurrent liabilities	2,732	2,465
Total stockholders’ equity	916	6,700
Total liabilities and stockholders’ equity	$59,196	$61,165

Shares outstanding	534	558

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2022	2021
GAAP cost of sales	$1,561	$1,490
Adjustments to cost of sales:
Acquisition-related expenses (a)	(610)	(623)
Total adjustments to cost of sales	(610)	(623)
Non-GAAP cost of sales	$951	$867

GAAP cost of sales as a percentage of product sales	27.2%	26.6%
Acquisition-related expenses (a)	(10.6)	(11.1)
Non-GAAP cost of sales as a percentage of product sales	16.6%	15.5%

GAAP research and development expenses	$959	$967
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(25)	(23)
Total adjustments to research and development expenses	(25)	(23)
Non-GAAP research and development expenses	$934	$944

GAAP research and development expenses as a percentage of product sales	16.7%	17.3%
Acquisition-related expenses (a)	(0.4)	(0.4)
Non-GAAP research and development expenses as a percentage of product sales	16.3%	16.9%

GAAP selling, general and administrative expenses	$1,228	$1,254
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(15)	(12)
Other	—	(16)
Total adjustments to selling, general and administrative expenses	(15)	(28)
Non-GAAP selling, general and administrative expenses	$1,213	$1,226

GAAP selling, general and administrative expenses as a percentage of product sales	21.4%	22.4%
Acquisition-related expenses (a)	(0.2)	(0.2)
Other	0.0	(0.3)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.2%	21.9%

GAAP operating expenses	$3,738	$3,772
Adjustments to operating expenses:
Adjustments to cost of sales	(610)	(623)
Adjustments to research and development expenses	(25)	(23)
Adjustments to selling, general and administrative expenses	(15)	(28)
Certain charges pursuant to our cost savings initiatives	(2)	(52)
Certain other expenses (b)	12	(9)
Total adjustments to operating expenses	(640)	(735)
Non-GAAP operating expenses	$3,098	$3,037

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

	Three months ended March 31,
	2022	2021
GAAP operating income	$2,500	$2,129
Adjustments to operating expenses	640	735
Non-GAAP operating income	$3,140	$2,864

GAAP operating income as a percentage of product sales	43.6%	38.1%
Adjustments to cost of sales	10.6	11.1
Adjustments to research and development expenses	0.4	0.4
Adjustments to selling, general and administrative expenses	0.2	0.5
Certain charges pursuant to our cost savings initiatives	0.1	0.9
Certain other expenses (b)	(0.1)	0.2
Non-GAAP operating income as a percentage of product sales	54.8%	51.2%

GAAP other income (expense), net	$(530)	$13
Adjustments to other income (expense), net:
Equity method investment basis difference amortization	47	42
Net gains from equity investments	365	(145)
Total adjustments to other income (expense), net	412	(103)
Non-GAAP other income (expense), net	$(118)	$(90)

GAAP income before income taxes	$1,675	$1,857
Adjustments to income before income taxes:
Adjustments to operating expenses	640	735
Adjustments to other income, net	412	(103)
Total adjustments to income before income taxes	1,052	632
Non-GAAP income before income taxes	$2,727	$2,489

GAAP provision for income taxes	$199	$211
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	189	131
Other income tax adjustments (d)	(4)	(3)
Total adjustments to provision for income taxes	185	128
Non-GAAP provision for income taxes	$384	$339

GAAP tax as a percentage of income before taxes	11.9%	11.4%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	2.3	2.3
Other income tax adjustments (d)	(0.1)	(0.1)
Total adjustments to provision for income taxes	2.2	2.2
Non-GAAP tax as a percentage of income before taxes	14.1%	13.6%

GAAP net income	$1,476	$1,646
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	863	501
Other income tax adjustments (d)	4	3
Total adjustments to net income	867	504
Non-GAAP net income	$2,343	$2,150

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended March 31, 2022		Three months ended March 31, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,476	$2,343	$1,646	$2,150

Weighted-average shares for diluted EPS	551	551	581	581

Diluted EPS	$2.68	$4.25	$2.83	$3.70

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three months ended March 31, 2022, the adjustments related primarily to an in-process research and development asset adjustment.

(c)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2022, was 18.0%, compared to 20.7% for the corresponding period of the prior year.

(d)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2022	2021
Net cash provided by operating activities	$2,164	$2,104
Net cash used in investing activities	(111)	(319)
Net cash used in financing activities	(3,514)	(1,939)
Decrease in cash and cash equivalents	(1,461)	(154)
Cash and cash equivalents at beginning of period	7,989	6,266
Cash and cash equivalents at end of period	$6,528	$6,112

	Three months ended March 31,
	2022	2021
Net cash provided by operating activities	$2,164	$2,104
Capital expenditures	(190)	(166)
Free cash flow	$1,974	$1,938

AMGEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP diluted EPS guidance	$12.53	—	$13.58
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	3.89	—	3.94
Net (gains)/losses from equity investments		0.53
Non-GAAP diluted EPS guidance	$17.00	—	$18.00

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.19 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP tax rate guidance	10.5%	—	12.0%
Tax rate of known adjustments discussed above	2.5%	—	3.0%
Non-GAAP tax rate guidance	13.5%	—	14.5%